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                                                                     Exhibit 8.1

                   [Letterhead of Morgan, Lewis & Bockius LLP]


June 12, 2003

AmeriGas Partners, L.P.
460 North Gulph Road
King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners, L.P. (the "Partnership") in connection with the Partnership's offering (the "Offering") of common units representing limited partnership interests ("Common Units") in the Partnership pursuant to the Partnership's registration statements on Form S-3 (registration numbers 333-73686 and 333-45902, collectively, the "Registration Statement"). In connection therewith, we reviewed the discussion set forth under the caption "Tax Considerations" in the Registration Statement, as supplemented by the discussion set forth under the caption "Recent Tax Developments" in the prospectus supplement (the "Prospectus Supplement"), filed with the Securities and Exchange Commission on June 12, 2003 pursuant to Rule 424(b) under the Securities Act of 1933 (the "Discussion").

The Discussion, subject to the qualifications and assumptions stated in the Discussion, insofar as the Discussion refers to matters of federal income tax law and legal conclusions with respect to those matters, and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

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Amerigas Partners, LP
June 11, 2003
Page 2

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership, the incorporation by reference of this opinion in the Registration Statement and the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP


Morgan, Lewis & Bockius LLP